Filed Pursuant to Rule 424(b)(2)
File No. 333-140852

www.stencorpnotes.com

Current Interest Rates

This is a supplement to the Prospectus dated January 10, 2008

Current Interest Rates for Renewable Unsecured Subordinated Notes

Offered by STEN Corporation

Interest Rates Effective September 8, 2008 through October 31, 2008

PORTFOLIO
AMOUNT (1)	$1,000 - $4,999		$3,000 - $24,999		$25,000 - $49,999		$50,000 - $74,999		$75,000 - $99,999		$100,000 or More
	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual
NOTE TERM	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %
3 Month (2)	SOLD OUT		SOLD OUT		SOLD OUT		SOLD OUT		SOLD OUT		SOLD OUT
6 Month (2)	8.75	9.14	8.75	9.14	9.10	9.53	9.45	9.91	9.80	10.29	10.15	10.68
1 Year (3)	9.75	10.24	11.35	12.02	11.70	12.41	12.05	12.80	12.40	13.20	12.75	13.60
2 Year (3)	10.75	11.35	12.95	13.82	13.30	14.22	13.65	14.62	14.00	15.02	14.35	15.43
3 Year (3)	11.25	11.91	14.05	15.08	14.40	15.49	14.75	15.89	15.10	16.30	15.45	16.70
4 Year (3)	SOLD OUT		SOLD OUT		SOLD OUT		SOLD OUT		SOLD OUT		SOLD OUT
5 Year (3)	11.70	12.41	11.70	12.41	12.05	12.80	12.40	13.20	12.75	13.60	13.10	13.99
10 Year (3)	12.00	12.75	12.00	12.75	12.35	13.14	12.70	13.54	13.05	13.94	13.40	14.34

1)

We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by STEN Corporation that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling’s family are also considered immediate family members if the holder’s sibling is also a noteholder.

2)

The annual yield calculation assumes that:

a.

the term of the note is renewed sequentially for an entire year,

b.

the interest earned during each term is included in the principal amount for the next term,

c.

the listed interest rate is the interest rate for each term, and

d.

the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

3)

The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated January 10, 2008. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.

Interest rates for notes purchased or renewed after October 31, 2008 are subject to change.